NOTICE OF TERMINATION AND FULL REDEMPTION
To the Holders of
ALLY FINANCIAL INC.
VARIABLE DENOMINATION ADJUSTABLE RATE DEMAND NOTES
NOTICE IS HEREBY GIVEN that, pursuant to Sections 13.01 and 13.02 of the Indenture dated as of October 15, 1985, as it has been amended from time to time (the “Indenture”), between Ally Financial Inc., a Delaware corporation (as successor under the Indenture to General Motors Acceptance Corporation) (the “Company”), and U.S. Bank National Association (as successor under the Indenture to Manufacturers National Bank of Detroit), as trustee (the “Trustee”), relating to the Company’s Variable Denomination Adjustable Rate Demand Notes (the “Demand Notes”), all of the Demand Notes outstanding on the Redemption Date (as defined below) (the “Redeemed Demand Notes”) are being called for optional redemption on March 1, 2021 (the “Redemption Date”). The Demand Notes program will be terminated as of the Redemption Date and no further offerings of Demand Notes will be made by the Company. Capitalized terms used herein and not defined are used as defined in the Indenture.
The redemption price will be equal to the principal amount of the Redeemed Demand Notes on the Redemption Date, plus accrued and unpaid interest on the principal amount of the Redeemed Demand Notes to, but excluding, the Redemption Date (the “Redemption Price”).
On the Redemption Date, the Redemption Price will become due in respect of the Redeemed Demand Notes. Unless the Company defaults in paying the Redemption Price, interest on the Redeemed Demand Notes will cease to accrue on and after the Redemption Date.
Northern Trust is the Paying Agent with respect to the Demand Notes subject to redemption. The Paying Agent will provide further instructions regarding its redemption process. You must follow the Paying Agent’s redemption process in order to receive the Redemption Price. The Paying Agent’s address is:

Registered, Courier or Certified Mail:	Regular Mail:
Ally Demand Notes 5505 N. Cumberland Ave., Suite 307 Chicago, IL 60656	Ally Demand Notes The Northern Trust Company P.O. Box 75707 Chicago, IL 60675-5707

IMPORTANT TAX INFORMATION
In accordance with United States federal tax laws, payers are required to withhold 24% of the payment upon redemption to certain U.S. noteholders who have not returned a correctly completed IRS Form W-9 entitled “Request for Taxpayer Identification Number and Certification.” If you need a copy of the IRS Form W-9 you should be able to obtain one from your local bank or IRS service center, or from the IRS website (www.irs.gov). If you have not previously furnished us with an IRS Form W-9, please forward a correctly completed IRS Form W-9 to the address above together with your Redeemed Demand Notes to avoid any such withholding and penalties. Those holders who are required to provide their taxpayer identification number on IRS Form W-9 and who fail to do so may also be subject to a penalty of $50. Payers may be required to withhold 24% of the payment upon redemption to non-U.S. noteholders that fail to certify their exempt status by properly completing the applicable IRS Form W-8.
Direct inquiries to the Paying Agent by telephone at (800) 684-8823.
Date: December 11, 2020        Ally Financial Inc.